Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



      As independent certified public accountants, we hereby consent to the use of our report dated December 13, 1999 on the financial statements of Eagle Wireless International, Inc. as of August 31, 1999 and 1998 included in the Prospectus which is a part of the SB-2 Registration Statement dated January 18, 2000 covering the registration of 2,730,650 shares of common stock, and 11,116,668 shares of common stock underlying currently exercisable warrants, and to the reference to us under the heading "Experts" in such Prospectus

                                                                  Houston, Texas
                                       January 18, 2000//s// McMANUS & CO. P.C.
                                                             MCMANUS & CO. P.C.,
                                                    CERTIFIED PUBLIC ACCOUNTANTS